Exhibit 95
Mine Safety Disclosure
The information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K, is included in this Exhibit 95.
For each coal mine for which we or a subsidiary of ours was an operator within the meaning of Section 3 of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) during the three months ended September 30, 2015, we include the following table that sets forth: (A) the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which we received a citation from the Mine Safety and Health Administration (“MSHA”); (B) the total number of failure to abate orders issued under Section 104(b) of the Mine Act; (C) the total number of citations and orders for unwarrantable failure to comply with mandatory health or safety standards under Section 104(d) of the Mine Act; (D) the total number of flagrant violations under Section 110(b)(2) of the Mine Act; (E) the total number of imminent danger orders issued under Section 107(a) of the Mine Act; (F) the total dollar value of the proposed MSHA assessments under the Mine Act; and (G) the total number of mining-related fatalities.
In addition, no coal mine for which we or a subsidiary of ours was the operator received written notice from MSHA of a pattern of violations, or the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act.
The total number of legal actions pending before the Federal Mine Safety and Review Commission (the “FMSR Commission”) as of September 30, 2015 was zero (0). The aggregate number of legal actions during the period covered by this report instituted (either by MSHA or by us) was two (2) and resolved (meaning final order entered and not appealed) was five (5). Of the legal actions pending before the FMSR Commission as of December 31, 2014, the number of such legal actions that fall into each of the following categories was as follows: (a) contests of citations and orders: zero (0); (b) contests of proposed penalties: zero (0); (c) complaints for compensation under Section 111 of the Mine Act: zero (0); (d) complaints of discharge, discrimination or interference under Section 105 of the Mine Act: zero (0); (e) applications for temporary relief under Section 105(b)(2) of the Mine Act: zero (0); and (f) appeals of judges' decisions or orders to the FMSR Commission: zero (0).

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#) (1)	Section 104(b) Orders (#) (2)	Section 104(d) Citations & Orders (#) (3)	Section 110(b) (2) Violations (#) (4)	Section 107(a) Orders (#) (5)	Total Dollar Value of MSHA Assessments Proposed (#) (6)	Total Number of Mining Related Fatalities (#) (7)	Received Notice of Pattern of Violations Under Section (yes/no) (#) (8)	Received Notice of Potential to Have Pattern Under (yes/no) (#) (8)	Legal Action Pending as of Last Day of Period (#) (9)	Legal Action Initiated During Period (#) (9)	Legal Actions Resolved During Period (#) (9)
Kemmerer Mine 48-00086	—	—	—	—	—	$1,077	—	No	No	5	1	1
Oxford Mines 33-03907	1	—	—	—	—	$1,436	—	—	—	—	—	—
TOTAL	1	—	—	—	—	$2,513	—	—	—	5	1	1
(1) Mine Act Section 104(a) citations are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause of a coal mine safety or health hazard.
(2) Mine Act Section 104(b) orders are for alleged failure to totally abate a citation within the period of time specified in the citation.
(3) Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure to comply with mandatory health or safety standards.
(4) Total number of flagrant violations issued under Section 110(b)(2) of the Mine Act.
(5) Mine Act Section 107(a) orders are for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.
(6) Total dollar value of MSHA assessments proposed during the quarter ended September 30, 2015.
(7) Total number of mining-related fatalities during the quarter ended September 30, 2015.
(8) Mine Act Section 104(e) written notice are for an alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of a coal mine health or safety hazard, or the potential to have such a pattern.
(9) Any pending legal action before the Federal Mine Safety and Health Review Commission (the "Commission") involving a coal mine owned and operated by us.

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